Exhibit 10.1

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), entered into as of September 23, 2024, is by and between InClin, Inc., a California Corporation located at 155 Bovet Road, Ste 660, San Mateo CA 94402 (“CRO”) and Oramed Ltd. with offices located at 20 Mamilla Ave., 3rd Floor Jerusalem, Israel 9414904 (“Sponsor”). Sponsor has solicited the services of CRO, and the parties desire to establish the terms and conditions under which CRO shall perform services for Sponsor.

1.	Services.

A.	Under the terms and conditions set forth herein, CRO services covered by this Agreement may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, medical writing and other research and development services requested by Sponsor and agreed to by CRO (“Services”) as will be provided in a Work Order signed by both Sponsor and CRO (a “Work Order”). Each Work Order will include a scope of work, budget and payment schedule (“Budget”) and may include other terms and conditions as agreed between the signatories to the Work Order. Each Work Order shall be in substantially the form of Exhibit A hereto and shall be deemed incorporated into this Agreement. The parties agree that a Work Order shall be executed by both parties before CRO commences work under the Work Order unless the parties otherwise agree in writing. To the extent any terms set forth in a Work Order conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise specifically set forth in the Work Order. Sponsor shall forward to CRO in a timely manner all data and information in Sponsor’s possession or control necessary for CRO to conduct the Services as per the Work Order. CRO shall not be liable to Sponsor nor be deemed to have breached this Agreement for delays arising from Sponsor’s failure to provide documents, materials or information or to otherwise cooperate with CRO in order for CRO to timely perform its obligations.

B.	Sponsor agrees that some or all of the Services to be performed by CRO under a Work Order may be performed by CRO’s affiliates; provided that such arrangements are expressly set out and agreed in the relevant Work Order. CRO shall ensure that all of its affiliates who perform any portion of the Services are subject to all applicable terms and conditions applicable to CRO under this Agreement or any Work Order, and are further entitled to all rights and protections afforded CRO under this Agreement. CRO’s affiliates may execute any Work Order directly with Sponsor, and such Work Order shall be deemed to be a part of this Agreement. CRO shall be responsible for the performance of all Services delegated by CRO to its affiliates, including the performance of obligations by its affiliates under a Work Order entered into directly by such affiliate with Sponsor, and for its affiliates’ compliance with the terms and conditions of this Agreement and the applicable Work Order. The term “Affiliate” shall mean all entities controlling, controlled by or under common control with CRO, and the term “control” for purposes of this definition shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the policies and direction of an entity.

C.	An increase in the scope of Services for any Work Order may require changes in the Budget and timelines to the Work Order and shall require written amendments to such Work Order in the form of a “Change Order”. Each Change Order shall detail the requested changes to the Services. Sponsor shall be responsible for the costs associated with any additional services requested or for any increased costs directly associated with or directly resulting from changes to a project protocol and material timeline extensions or increases in sites attributable to Sponsor or due to reasons which could not have been reasonably foreseen. Notwithstanding anything herein to the contrary, changes to the scope of Services consisting of a reduction, shall be reflected in a Change Order.

2.	Obligations and Representations.

A.	CRO shall use reasonable commercial efforts to perform the services hereunder in a professional manner and in accordance with applicable laws and regulations including, if applicable, Good Clinical Practices promulgated by the U.S. FDA.

B.	Anti-Bribery; Anti-Corruption. Pursuant to this Agreement, CRO represents that it has not and agrees that it will not violate the laws and regulations of the United States of America (including the Foreign Corrupt Practices Act), any local laws of the country of operation, the country in which business is being conducted, or any other relevant country as applicable (including the United Kingdom Bribery Act of 2010) pertaining to bribery, improper payments, and kickbacks.

Pursuant to this Agreement, CRO agrees that it has not and will not, either directly or indirectly, engage in bribery, or offer, or promise, or solicit, or make, or receive any “improper payment”, including, but not limited to, cash, loan, gift, travel, entertainment, hospitality, facilitation payment, kickback, political or philanthropic contribution, anything of value for the benefit of the Parties or its personnel or any entity or individual associated with the Parties or its personnel, or for any other perceived benefit as an inducement to act or refrain from acting, or in order to improperly obtain or retain a business advantage in relation to this Agreement.

C.	Privacy; Data Protection. In the course of the performance of the Services, the CRO may have access to personally identifiable information and/or data regarding individuals, including Personal Data as defined by the relevant data protection and data privacy laws, rules and regulations including, but not be limited to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), EU General Data Protection Regulation 2016/679 (“GDPR”) and UK DPA principles and requirements (collectively “Applicable Data Protections Law(s)”) (any and all such personally identifiable information collectively referred to herein as “Personal Information”), CRO hereby agrees to comply with all Applicable Data Protection Laws in the territories in which the Services are performed. CRO will use appropriate safeguards to protect the confidentiality of the Personal Information and will ensure that any of its agents or employees agrees to these same requirements. CRO will report to the Sponsor any use or disclosure of Personal Information not permitted by this Agreement. CRO will make available to the Sponsor reasonable information necessary for both Parties to comply with any individual’s rights to access, amend, and receive an accounting of disclosures of their Personal Information. When CRO ceases to perform Services for Sponsor under this Agreement, CRO will return or destroy all Personal Information collected in relation to such Services except: (a) where laws, rules or regulations prohibit destruction or require the CRO to retain such Personal Information or (b) in the case of backups and archival which will be stored in accordance with applicable retention periods and policies.

3.	Compensation.

A.	Sponsor will pay CRO fees and expenses for the performance of Services as provided in the applicable Work Order(s), and in accordance with the payment terms set forth in the applicable Work Order(s).

B.	CRO will invoice Sponsor once monthly for Services rendered. Payment for undisputed invoice will be due and payable Net 30 days from the end of the month in which the invoice was issued. For example, an invoice dated April 15 would be due on May 31.. CRO’s invoice will contain a brief description of the Services rendered and the time spent in performing such Services and the pass-through expenses incurred. Should there be a dispute on any invoices; Sponsor agrees to pay the undisputed amounts within the payment period, and the disputed amounts immediately upon dispute resolution. In the event Sponsor disputes one or more items in an invoice, Sponsor will notify CRO in writing within ten (10) business days after receipt of invoice and such notice shall contain a reasonably detailed description of the item(s) being disputed and the basis of the dispute. The parties shall use good faith efforts to reconcile the disputed amount within ten (10) business days.

C.	The Parties hereby acknowledge and agree that if CRO and Sponsor agree that as part of the Services to be provided under this Agreement or any Work Order(s), that CRO is to enter into agreements with third parties and obligate itself to making payments to such third parties for services rendered in conducting a Study, then Sponsor shall provide all funds necessary for CRO to meet its current payment obligations, (including non-cancelable expenses) in advance (“Advanced Costs”). Advanced Costs may include but are not limited to third party advance payments for database setup, central laboratory setup, investigator meetings, Study Site payments for services performed that relate to a Study.

D.	For a term of twelve (12) months following the effective date of each Work Order, CRO agrees to charge and Sponsor agrees to pay for the services in accordance with the fee schedule set forth in the Work Order. As of the first anniversary of each Work Order, CRO shall have the right to modify the fee schedule to account for inflationary increases. The budget may be increased an annual cost adjustment of no more than 3%. The cost adjustment will apply only to the labor costs for Services.

E.	Unless otherwise set forth in a Work Order, all payments to CRO under this Agreement shall be made in US Dollars to:

InClin, Inc.

155 Bovet Road, Ste 660

San Mateo, CA 94402

To wire payments:

BENEFICIARY: InClin, Inc.

BANK NAME: Central Pacific Bank

ABA NUMBER: 121301578

ACCOUNT NUMBER: 8901132511

SWIFT CODE: CEPBUS77XXX

Federal Tax ID: 32-0377303

F.	Late Payments. CRO may impose late charges on undisputed overdue payments at a rate equal to the lesser of one percent (1.0%) per month or the highest rate legally permitted by law, calculated from the date payment was due until the date payment is made. Sponsor shall be liable to CRO for all reasonable expenses incurred in collection of any unpaid invoice, including reasonable attorneys’ fees. If any invoice remains outstanding beyond the thirty (30) day period set forth above, CRO shall send Sponsor notice of the late payment. If Sponsor has not paid within fifteen (15) days of the notice, CRO may suspend the provision of the Services related to the delinquent payments until such invoice is paid in full and CRO shall have no liability for non-performance under this Agreement or the applicable Work Order.

4.	Term and Termination.

A.	Term. This Agreement shall commence on the date set forth above and shall thereafter remain in full force and effect until it is terminated as provided in Section 4B.

B.	Termination.

1)	Notice. Sponsor may terminate this Agreement or any individual Work Order with or without cause upon thirty (30) days’ written notice to the CRO. In the event that Sponsor terminates the Agreement in accordance with this subsection, CRO shall not incur, and Sponsor will not pay for, any further expenses or costs after the termination of this Agreement, unless otherwise agreed to between the parties. Sponsor shall pay all reasonably substantiated costs incurred by CRO in connection with this Agreement or a Work Order before the date of termination of this Agreement or a Work Order, as applicable, as specified in the applicable Work Order(s), as well as any additional costs thereafter incurred if authorized in writing by Sponsor. Notwithstanding the foregoing provisions regarding notice, either party may terminate this Agreement and all Work Orders upon thirty (30) days written notice to a party in the event of a breach, and party fails to cure such breach within thirty (30) days following the date of such notice. This Agreement and all Work Orders then in effect shall also automatically terminate upon the insolvency of either party, including, without limitation, the filing by any party for protection from its creditors under bankruptcy or other similar laws. The provisions of Sections 4.B.1, 5, 6, 7, 8, 9, 10.A, 10.C, 10.E and 10.K shall survive the termination of this Agreement.

2)	Professional Standards. The parties herein agree that CRO will not and shall not engage in any activities relating to this Agreement or an individual Work Order which, in CRO’s professional judgment, constitute a potential violation of regulatory or scientific standards of integrity. CRO reserves the right to terminate this Agreement or a Work Order immediately upon written notice if CRO determines that further performance would require CRO to engage in such activities; provided, however, that prior to the exercise of such right, CRO shall provide written notice to Sponsor with details of such potential violation and the parties shall, in good faith, attempt to address any such concerns – and, should such concerns be addressed to the reasonable satisfaction of CRO, CRO will revoke notice of termination.

5	Confidentiality.

A.	Confidential Information. Subject to the limitations set forth in Section 5.C, all information that (i) is provided by Sponsor to CRO relating to a Work Order or a potential Work Order and is identified as “confidential” or which should be reasonably be understood to be confidential, or (ii) relates to a Work Order and is developed, generated, or obtained by CRO or its affiliates as a direct result of performing Services under this Agreement (other than CRO Property) shall be deemed to be “Sponsor Confidential Information” under this Agreement. Subject to the limitations set forth in Section 5.C, all information pertaining to (a) CRO’s proposals, procedural documents, pricing, and quotations, methods, standard operating procedures, personnel and subcontractor information, and CRO Property (as such term is defined in Section 6.C) that is disclosed to Sponsor, (b) information discovered during an audit conducted by or on behalf of Sponsor which relates to CRO’s business or other sponsors, and (c) all information that is or has been previously independently developed by CRO without the benefit of any information provided by Sponsor and is disclosed to Sponsor shall be deemed to be “CRO Confidential Information” under this Agreement. Sponsor Confidential Information and CRO Confidential Information may be referred to herein individually and collectively as “Confidential Information”. For purposes of this Agreement, each party is the “Disclosing Party” with respect to its own Confidential Information, and a “Receiving Party” with respect to the Confidential Information of the other party.

B.	Use and Non-Disclosure of Confidential Information. During the term of this Agreement and for a period of seven (7) years thereafter, the Receiving Party shall: (i) use the Disclosing Party’s Confidential Information solely for the purposes contemplated by this Agreement and for no other purpose without the prior written consent of the Disclosing Party; (ii) not disclose the Disclosing Party’s Confidential Information to any third party without first obtaining the written consent of the Disclosing Party; and (iii) protect the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care used to protect its own confidential and/or proprietary information from unauthorized use or disclosure, but in no event with less than reasonable care. Notwithstanding the foregoing, the Receiving Party will be permitted to furnish and otherwise disclose the other party’s Confidential Information to those of its directors, officers, affiliates, employees, independent contractors, and agents directly concerned with the carrying out of this Agreement, on a “need to know” basis, or – in the case of Oramed, in the context of a due diligence review of the company and its research and development activities, and provided such disclosure is subject to written confidentiality and non-use obligations no less protective than those provided herein. The Receiving Party shall cause all individuals and entities that receive the Disclosing Party’s Confidential Information from the Receiving Party to comply with the Receiving Party’s obligations of confidentiality and non-use under this Agreement.

C.	Exceptions to Confidential Information. The above obligations of confidentiality set forth in Section 5.B shall not apply to that part of the Disclosing Party’s Confidential Information which the Receiving Party is able to demonstrate by competent proof:

1)	was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

2)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

3)	later became part of the public domain through no act or omission of the Receiving Party;

4)	was disclosed to the Receiving Party without obligations of confidentiality with respect thereto, by a third party who had no obligation to the Disclosing Party not to disclose such information to others without restriction; or

5)	was independently developed by employees of the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information.

D.	Disclosure Required by Law. The Receiving Party may disclose the Disclosing Party’s Confidential Information without violating the obligations of this Agreement to the extent that such disclosure is (i) required by a valid order of a court or other governmental body having jurisdiction, (ii) required by applicable law or regulation, (iii) is necessary for filings with regulatory or governmental agencies including, without limitation, the U.S. Securities & Exchange Commission, or (iv) in connection with prosecuting, defending, or providing testimony in litigation, provided that the Receiving Party provides the Disclosing Party with reasonable prior written notice of such disclosure and makes a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, a protective order or other appropriate remedy preventing or limiting the disclosure and/or requiring that the Disclosing Party’s Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, for which the order was issued, for the applicable regulatory or governmental filing, or for the applicable litigation.

6.	Intellectual Property.

A.	No License. Neither the operation of this Agreement, nor the delivery of any information to a party hereto, shall be deemed to grant the receiving party any right or licenses under any patents or patent applications or to any know-how, technology or inventions of the disclosing party, except as specifically provided herein.

B.	Sponsor Property. “Inventions” mean all improvements, inventions, formulae, processes, techniques, work product, know-how and data, whether or not patentable, that are generated, conceived, discovered or reduced to practice as a direct result of the performance of the Services under this Agreement. All Inventions, other than those that fall within the scope of CRO Property (as such term is defined in Section 6.C), (such inventions, “Sponsor Inventions”) shall be the sole and exclusive property of Sponsor and shall be Sponsor Confidential Information. CRO hereby assigns and transfers to Sponsor all right, title and interest in any and all Sponsor Inventions. CRO shall take all reasonable further acts that Sponsor may request to effect the foregoing assignment and transfer.

C.	CRO Property. “CRO Property” means inventions (including Inventions), processes, technology, know-how, trade secrets, improvements, other intellectual properties and other assets (including, without limitation, those related to data collection processes, data management processes, analytical methods, procedures and techniques, computer technical expertise and software (including SAS code and macros)) that have been or are developed by CRO and that do not relate to the composition of matter, method of using, making or administering the investigational drug or device that is the subject of a Work Order. All CRO Property, together with all intellectual property rights therein, is the sole and exclusive property of CRO, and shall be CRO Confidential Information.

7.	Indemnification.

A.	Each Party will defend, indemnify and hold harmless the other Party, its officers, directors, employees, sublicensees and agents from and against any and all losses, liabilities, damages, expenses and costs (including reasonable attorney’s fees) (“Losses”) resulting from third party claims, demands, suits or proceedings arising out of the potentially indemnifying Party’s actual or alleged material breach of this Agreement or its negligence, recklessness or willful misconduct in the course of activities carried out in connection with this Agreement. Each Party will notify the other Party promptly upon learning of a claim, demand, suit, or proceeding that might give rise to a Loss, and the potentially indemnifying Party may control defense and settlement thereof provided it does so diligently, in good faith, and using reasonably experienced counsel with expertise in the relevant field. The potentially indemnified Party will reasonably cooperate in such defense and/or settlement at the potentially indemnifying Party’s request and expense and may participate at its own expense using its own counsel.

B.	Indemnification Procedure. Each party’s agreement to indemnify, defend, and hold harmless the other party and its respective indemnitees is conditioned upon the indemnified party: (i) providing written notice to the indemnifying party of any claim, demand, or action arising out of the indemnified activities promptly after the indemnified party has knowledge of such claim, demand, or action; (ii) permitting the indemnifying party to assume full responsibility and authority to investigate, prepare for, settle, and defend against any such claim, demand, or action; (iii) assisting the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation of, preparation for and defense of any such claim, demand, or action; and (iv) not compromising or settling such claim, demand, or action without the indemnifying party’s written consent.

8.	Limitation of Liability. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY OTHER PERSON FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, OR ANY INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION ANY DAMAGES RESULTING FROM INTERRUPTION OF BUSINESS OR LOSS OF PROFITS, REVENUES, DATA OR USE, OR ANY EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH ANY OBLIGATION OF A PARTY HEREUNDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM OF THE ACTION (E.G., CONTRACT, BREACH OF WARRANTY, TORT OR OTHERWISE), EXCEPT THAT THE FOREGOING SHALL NOT APPLY TO A BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 5 OR TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7. IN NO EVENT WILL PARTY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING THE PERFORMANCE OR NON-PERFORMANCE OF SERVICES HEREUNDER, REGARDLESS OF THE FORM OF THE ACTION, EXCEED THE AMOUNT PAID TO CRO UNDER THIS AGREEMENT FOR THE SERVICES GIVING RISE TO THE LIABILITY, EXCEPT THAT THE FOREGOING SHALL NOT APPLY TO A BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 5 OR TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 7..

9.	Notices. Any notice required or permitted to be given hereunder by either party hereto shall be in writing and shall be deemed given (i) on the date delivered if delivered personally, or (ii) on the date received if sent by reputable express courier (e.g., FedEx) as evidenced by the courier’s records, or (iii) on the date of sending, if sent by email (unless the sender has reasonable belief that the email was not properly received). Notices shall be sent to the following address:

To CRO:	InClin, Inc.
155 Bovet Road, Suite 660
San Mateo, CA 94402
Attn: Arnold Wong, Chief Financial Officer
Email: awong@inclin.com

To Sponsor:	Oramed Ltd.
20 Mamilla Ave
Jerusalem, Israel 9414904
Attn: Joshua Hexter
Email: josh@oramed.com

10.	General Provisions.

A.	Entire Agreement. This Agreement, together with all Work Orders entered into pursuant hereto, contains the entire understanding and agreement of the parties and supersedes all prior and contemporaneous negotiations, correspondence, understandings, and agreements of the parties relating to the subject matter hereof. No other or further agreements or understandings between the parties with respect to the subject matter of this Agreement shall be valid or enforceable nor may any term or provision hereof be altered, changed, or waived except by an instrument in writing signed by the parties.

B.	Force Majeure. If either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of restrictive governmental or judicial orders or decrees, riots, insurrection, war, acts of God, inclement weather or other reason or cause reasonably beyond such party’s control (each a “Force Majeure”), then performance of such act shall be excused for the period of such Force Majeure. Any timelines affected by a Force Majeure shall be extended for a period equal to that of the Force Majeure. The party incurring the Force Majeure shall provide notice to the other of the commencement and termination of the Force Majeure, and shall take reasonable, diligent efforts to remove the condition constituting such Force Majeure or to avoid its affects so as to resume performance as soon as practicable.

C.	Severability. It is understood and agreed by the parties hereto that if any part, term or provision of this Agreement is illegal, the validity of the remaining provision or provisions shall be construed and enforced as if the Agreement did not contain the particular part, term, or provision held to be illegal.

D.	Independent Contractor. CRO is an independent contractor of Sponsor and shall not be an employee, agent or joint venture of the Sponsor. This Agreement is not intended to and does not create a joint venture or fiduciary relationship, including agency, of any nature between the parties. CRO shall be entitled to no benefits or compensation from the Company except as set forth in this Agreement. CRO may represent other Sponsors as CRO sees fit.

E.	Governing Law and Arbitration. This agreement shall be governed by and construed under the laws of the State of California applicable to contracts made and to be performed entirely within the State of California. Any dispute, claim or controversy arising out of or relating to this agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration in San Mateo, California, before one arbitrator. The arbitration shall be administered by JAMS or other mutually agreeable arbitration service. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Each party will bear its own costs for arbitration. The prevailing party in arbitration shall be entitled to reasonable attorneys’ fees. The provisions of this paragraph shall survive any termination of this agreement.

F.	Assignment. Neither of the parties hereto shall assign or transfer its interest in this Agreement or any portion thereof without the prior written consent of the other, except that either party may assign or transfer this Agreement or any portion thereof to any of its Affiliates upon written notice to the other party.

G.	Successors. Each of the parties hereto binds its successors, permitted assigns, and/or legal representatives with respect to all covenants of this Agreement.

H.	Headings. Headings are included in this Agreement for convenience only and shall not be used in interpreting this Agreement.

I.	Ambiguities. Each party and its counsel have had the opportunity to participate fully in the review of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to this Agreement.

J.	Non-Solicitation. Each party hereby agrees that, during the term of this Agreement and for a period of one (1) year following the later of (i) the termination or expiration of this Agreement, or (ii) the last date on which services are performed by CRO under a Work Order, it will not directly solicit, recruit or hire any employee of the other party; provided, however, that the foregoing provisions will not prevent either party from conducting solicitation via a general advertisement for employment that is not specifically directed to any such employee or from employing any such person who responds to such general solicitation. In the event that a party hires an employee in violation of this Section 9, party agrees to pay a conversion fee equal to 30% of the employee’s first year base salary.

K.	Counterparts and Electronic Signatures. This Agreement, and any subsequent amendment(s), may be executed in counterparts and the counterparts, together, shall constitute a single agreement. A PDF sent by email of this signed Agreement or a Work Order bearing a signature or an electronic signature on behalf of a party shall be legal and binding on such party.

IN WITNESS WHEREOF, the parties hereto have caused to be executed or executed this Agreement as of the day and year first written above.

Accepted by:

INCLIN, INC.		Oramed Ltd.

By:	/s/ Arnold Wong	By:	/s/ Nadav Kidron
Name:	Arnold Wong	Name:	Nadav Kidron
Title:	Chief Financial Officer	Title:	Chief Executive Officer
Date:	September 24, 2024	Date:	September 23, 2024

By:	/s/ Avi Gabay
Name:	Avi Gabay
Title:	Chief Financial Officer
Date:	September 23, 2024